                                                                      EXHIBIT 99

                            Kos Pharmaceuticals, Inc.
                             1001 Brickell Bay Drive
                                   25th Floor
                                 Miami, FL 33131

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 29, 2002

Ladies and Gentlemen:

This will confirm that Kos Pharmaceuticals, Inc. (the "Company") has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the Company's consolidated financial statements for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Juan F. Rodriguez

Juan F. Rodriguez
Vice President, Controller